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                                                                     EXHIBIT 4.2



                   FIFTH RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                 CIMA LABS INC.,
                                   AS AMENDED

             (GIVING EFFECT TO ALL AMENDMENTS THROUGH JUNE 1, 2001)


                                    ARTICLE 1
                                      NAME

         The name of the Corporation shall be CIMA LABS INC.

                                    ARTICLE 2
                           BUSINESS OR PURPOSES TO BE
                              CONDUCTED OR PROMOTED

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                    ARTICLE 3
                     REGISTERED OFFICE AND REGISTERED AGENT

         The registered office of the Corporation in Delaware is 1209 Orange Street Wilmington, New Castle County, Delaware 19801, and the name of its registered agent is The Corporation Trust Company, the business office of which is identical with the registered office of the Corporation.

                                    ARTICLE 4
                                  CAPITAL STOCK

         4.1) Authorized Capital Stock. The aggregate number of shares of stock which the Corporation is authorized to issue is 65,000,000 shares, par value $.01 per share, of which 60,000,000 shares shall be designated common stock (the "Common Stock"), and 5,000,000 shall be undesignated preferred stock (the "Undesignated Preferred Stock"). Each share of Common Stock of the Corporation shall be entitled to one vote on all matters on which such stock is entitled to vote.

         4.2) Authority Relative to Undesignated Preferred Stock. Authority is hereby expressly vested in the Board of Directors of the Corporation, subject to the provisions of this Article 4 and to limitations prescribed by law, to authorize the issuance from time to time of one or more series of Undesignated Preferred Stock and, with respect to each such series, to determine or fix, by resolution or resolutions adopted by the affirmative vote of a majority of the whole Board of Directors providing for the issue of such series, the voting powers, full or limited, any, of the shares of such series and the designations, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof, including, without limitation, the determination or fixing of the rates of and terms and conditions upon which any dividends shall be payable on such series, any terms under or conditions on which the shares of such series may be redeemed, any provision made for the conversion or exchange of the shares of such series for shares of any other class or classes or of any other series of the same or any other class or classes of the Corporation's capital stock, and any rights of the holders of the shares of such series upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation.


                                   ARTICLE 5
                     BUSINESS AND AFFAIRS OF THE CORPORATION

         5.1) Amendment of Bylaws. In furtherance, and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, amend, alter, change, add to or repeal the Bylaws of the Corporation, without any action on the part of the stockholders. The Bylaws made by the directors may be amended, altered, changed, added to or repealed by the stockholders. Any specific provision in the Bylaws regarding amendment thereof shall be controlling.

         5.2) Director Liability. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this provision shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.